Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

April 15, 2021

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND AUTHORIZED STOCK REPURCHASE PROGRAM

AMES, IOWA – Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at a meeting of the Board of Directors held April 14, 2021. The program authorizes the repurchase of up to 100,000 shares, or approximately 1.1% of 9,122,747 shares of common stock outstanding as of April 14, 2021. This program will commence on April 14, 2021 and expire on November 9, 2021. The Company purchased 100,000 shares in 2020 and 70,558 shares in 2019. The repurchases will be made in open market transactions at the discretion of management using Company cash. The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions. The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market. The program may be limited or discontinued at any time without notice.

On April 14, 2021 Ames National Corporation (the “Company”) declared a cash dividend of $0.26 per common share. The dividend is payable May 14, 2021, to shareholders of record at the close of business on April 30, 2021.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.